Exhibit 10.1


                           GREENMAN TECHNOLOGIES, INC.

                              Employment Agreement

      THIS EMPLOYMENT AGREEMENT ("Agreement"), effective as of April 12, 2006, by and between GreenMan Technologies, Inc., a Delaware corporation (the "Company"), and Lyle E. Jensen (the "Employee");

      WHEREAS, the Company desires to obtain the employment of the Employee and the Employee desires to be so employed by the Company;

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

      1.    Employment

            The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

      2.    Duties

            The Employee shall serve as President and Chief Executive Officer. In such capacity, the Employee will report to the Board of Directors of the Company and will perform such duties on behalf of the Company consistent with such office as may be assigned to him from time to time by the Board of Directors of the Company including, without limitation, (a) managing all aspects of the Company as it works to restructure the Company into a profitable entity:
(b) working with the Board of Directors to ensure that the best interests of the Shareholders are met; and (c) working with the Chairman of the Board, other members of the Board of Directors, corporate staff, and outside advisors in support of their ongoing work with financing, corporate development, and any regulatory issues which might arise, including, without limitation, those issues regulated by the U.S. Securities Exchange Commission. The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein which may be adopted from time to time by the Board of Directors of the Company.

      3.    Term

            Unless sooner terminated as provided in Section 7 and subject to
Section 7, the term of the Employee's employment under this Agreement will be five (5) years from the date first above written (such period, as it may be extended or reduced, is referred to in this Agreement as the "Employment Period"). On April 12 of each calendar year during the Employment Period the term of this Agreement and the Employment Period shall automatically be renewed for an additional one year term unless either party gives written notice to the other party sixty days prior to that April 12 of its intention that this Agreement not renew beyond the remaining term as provided for in this section.

      4.    Extent of Services

            During the term of his employment, the Employee shall devote his full time and best efforts to the performance of his duties under this Agreement. Under no circumstances will the Employee knowingly take any action contrary to the best interests of the Company.

      5.    Compensation

            In consideration of his employment and the services rendered by the Employee under this Agreement, the Company shall pay the Employee compensation as follows:

            5.1 Relocation Allowance. The Company will reimburse the Employee, upon substantiation thereof, for all reasonable expenses incurred by him in the relocation of personal possessions from California to Iowa and for two house-hunting trips for one family member up to a total allowance of $25,000.

            5.2 Base Salary. A base salary ("Base Salary") payable at the rate of Sixteen Thousand Two Hundred Fifty Dollars ($16,250) per month (One Hundred Ninety Five Thousand Dollars ($195,000) per year) during the Employment Period, payable in accordance with the Company's ordinary payroll practices. Any increase in Base Salary shall be at the sole discretion of the Board of Directors.

            5.3 Payment in Stock. At Employee's sole option, Employee may elect, by giving written notice to the Company, to receive any amount of his Base Salary, Incentive Compensation (as provided in Section 5.4 of this Agreement), or Expense Reimbursement (as provided in Section 6.2 of this Agreement) in the form of Company stock at a per share price equal to the market price of such stock on the date any such amount becomes due and payable by Company to Employee. The Employee acknowledges that the Company may withhold shares and/or require the Employee to pay the Company an amount, in cash, equal to the Company's tax withholding obligations upon the issuance of any such shares.

            5.4 Annual Incentive Compensation.

      a) Annual Financial Performance Incentive: The Employee shall be eligible to receive incentive compensation ("Incentive Compensation"), based on annual Net Income Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") as a Percent of annual audited consolidated revenue, excluding all intercompany revenue ("Revenue"). To be eligible to receive Incentive Compensation with respect to any fiscal year, the Employee must be employed by the Company on the last day of such fiscal year. Any amount due under this section relating to the fiscal year ended September 30, 2006 shall be prorated from the date of this Agreement to September 30, 2006.

                       EBITDA as a           Performance
                       % of Revenue          Incentive
                       ------------          ---------

Base:                  10.0 % or Less        None
Level I:               10.1% - 12.0%         10% of EBITDA dollars above Base.
Level II:              12.1% - 15.0%         12% of EBITDA dollars above Base.
Level III:              > 15.0%              15% of EBITDA dollars above Base

      b) Non-financial Performance Incentives: The Employee shall be eligible to receive such additional Incentive Compensation as is determined at the sole discretion of the Board of Directors and approved by the Compensation Committee, based on the achievement of any non-financial goals established at the approval of each Annual Operating Plan.

            5.5 Annual Incentive Stock Options. In addition to the annual Incentive Compensation described in Paragraph 5.4, Employee may be granted up to 100,000 incentive stock options (ISO's) per year under the 2005 Stock Option Plan for achieving certain levels of EBITDA performance as noted below:

EBITDA as a           Performance
% of Revenue          Incentive Earned
------------          ----------------
<11.0%                None
11.1% - 11.99%        Options to purchase 20,000 shares of the Company's common stock.
12.0% - 12.99%        Options to purchase 40,000 shares of the Company's common stock.
13.0% - 13.99%        Options to purchase 60,000 shares of the Company's common stock.
14.0% - 14.99%        Options to purchase 80,000 shares of the Company's common stock.
> 15.0%               Options to purchase 100,000 shares of the Company's common stock.

Any amounts due under this section relating to the fiscal year ended September 30, 2006 shall be prorated from the date of this Agreement to September 30, 2006. The exercise price of any such options granted pursuant to this Section
5.5 will be equal to the market value of the Company's common stock on the date of grant, and any such option shall vest immediately on the date of grant At the Board's discretion, additional stock options may be awarded to the Employee following significant contracting activities, mergers, or other significant events.

            5.6 Stock Option Grant. In addition to any other stock options previously granted by the Company to the Employee, the Company shall upon execution of this Agreement grant to Employee incentive stock options (ISO's) to purchase up to a maximum of Five Hundred Thousand (500,000) shares of the Company's common stock. The exercise price of all options granted pursuant to this Section 5.6 will be equal to the market value of the Company's common stock on the date of grant and shall vest in equal annual installments over a period of five years from date of grant.

            5.7 Accelerated Vesting Irrespective of the schedules required in Paragraph 5.6 above, all option grants under this Agreement shall vest and be exercisable by the Employee immediately prior to any transaction or series of sequenced events in which all or substantially all of the Company's assets or common stock are sold to or merged with a third party or third parties. The relevant stock option agreements shall provide that, in such an event the Employee will not sell more than 250,000 shares of common stock during any subsequent twelve (12) month period commencing on the closing of such an event.

            5.8 Terms of Options. All Incentive Stock Options and all Stock Option Grants shall be governed by the terms of the Company's 2005 Stock Option Plan and, except as specifically set forth in this Agreement, the Company's customary form of stock option agreement.

            5.9 Purchase of Shares of Common Stock. The Employee agrees to purchase from the Company, 500,000 unregistered shares of the Company's common stock at a price equal to the closing bid price of the Company's common stock on the date this Agreement is executed.

      6.    Other Benefits

            6.1 Additional Compensation and Benefits. The Employee shall be entitled to receive the same health, disability and other benefits as are offered by the Company to all full-time employees from time to time. The Company, at its own expense, shall obtain, if available at commercially reasonable rates officers' and directors' errors and omissions insurance in respect of Employee's tenure as an officer and, as a director of the Company.

            6.2 Expenses. The Company will, upon substantiation thereof, reimburse Employee for all reasonable expenses of types authorized by the Board of Directors of the Company in the ordinary course of business and incurred by the Employee in connection with the Company's business affairs. The Employee must regularly submit, for approval by the Chief Financial Officer of the Company, a statement of these expenses and will comply with such other accounting and reporting requirements as the Company may from time to time establish. In addition, the Company shall reimburse the employee for reasonable annual premiums associated a life insurance policy on Employee's life in the maximum benefit amount of $1,000,000 and for which benefit payments shall payable to the Employee's designated beneficiary.

            6.4 Car Allowance. The Employee shall receive a car allowance in the amount of $600 per month.

      7.    Termination

            7.1 By the Company. The Company may terminate the Employee's employment with the Company (a) in accordance with the provisions of Section 3 of this Agreement, (b) at any time without notice for "cause", as defined below,
(c) at any time without cause upon thirty (30) days' advance notice, subject to
Section 7.4 below and subject to the requirement that the Company pay to the Employee the amount set forth in Section 7.4 herein, (d) upon the death of the Employee, or (e) in the event of the Employee's disability preventing him from rendering services to the Company consistent with his duties hereunder for a period of six (6) consecutive months.

            7.2 By the Employee. The Employee may terminate his employment with the Company in accordance with the provisions of Section 3 or at any time upon one hundred and twenty (120) days' advance notice.

            7.3 Cause. For the purposes of this Section 7, "cause" means:

                  (a) engaging in any crime or offense involving money or other property of the Company, or

                  (b) conviction of a felony, or pleading guilty or "no contest" to, or

                  (c) continuing, repeated willful failure or refusal to perform specific written directives of the Company's Board of Directors consistent with the Employee's duties after notice that such failure will be deemed to constitute cause for termination and a reasonable opportunity to cure such failure or refusal, or

                  (d) excessive absenteeism, or

                  (e) owning, engaging in, conducting, managing, operating, participating in, being employed by, being connected in any manner whatsoever with, or rendering services or advice to (whether for compensation or without compensation), any other person or business entity which is engaged in the same business as conducted by the Company at the time, provided that nothing shall restrict the Employee's right to invest in the securities (not to exceed 1% of the outstanding securities of any class) of any publicly-held corporation in the management of which the Employee does not participate.

            7.4 Amounts Payable Upon Termination. Upon termination of the Employee's employment with the Company in accordance with clause (a), (b), (d) or (e) of Section 7.1, all compensation and benefits under this Agreement will cease, effective the date of termination. Upon termination of the Employee's employment with the Company in accordance with clause (c) of Section 7.1, all compensation under Sections 5.2, 5.3, 5.4, 5.5, and 5.6 shall cease, effective upon the date of termination, but the Employee shall receive, for one year from the date of Employee's notice of termination given pursuant to Section 7.1(c) the following: (i) Base Salary at the same salary rate being paid on the date of termination and (ii) the benefits described in Section 6. Other than as specifically set forth in Sections 6.2, 7.1, and this Section 7.4, the Employee will not be entitled to receive any compensation or benefits after termination of his employment with the Company.

            7.5 Termination of Benefits. Notwithstanding anything to the contrary in this Agreement, in the event that the Employee is determined in an arbitration conducted pursuant to Section 11.7 to have violated his obligations under Section 8 of this Agreement, or if the Employee shall be enjoined by a court from violating his obligations under Section 8.3 of this Agreement, then, in addition to any other remedies which may be available to the Company at law or in equity, all of the Company's obligations under Section 7.4 shall immediately cease, and all then unexercised stock options shall immediately be forfeited.

      8.    Non-Disclosure: Non-Competition

            8.1 Proprietary Information.

                  (a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and will be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes contemplated or planned marketing, sales, advertising, or public relations plans, methods or techniques; inventions, products, projects, developments, compositions, plans, research data, financial data, manufacturing processes or techniques, trade secrets, personnel data, computer programs, designs, and client and supplier lists, whether or not copyrightable, trademarketable or licensable. The Employee will not disclose any Proprietary Information to others outside the Company or use the Proprietary Information for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without the fault of the Employee.

                  (b) The Employee agrees that all files, letters, memoranda, reports, records, data sketches, drawings, notebooks, notes, specifications, programs, computer program listings, or other written photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which comes into his custody or possession, is the exclusive property of the Company, to be used by the Employee only in the performance of his duties for the Company.

                  (c) The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in Paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

            8.2 Developments.

                  (a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, approaches, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarketable or licensable, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others in connection with his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                  (b) Employee hereby assigns irrevocably and unconditionally, to the fullest extent permitted by law, all right, title and interest embodied in or associated with any and all Development

                  (c) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, copyrights, and trademarks (both in the United States and foreign countries) relating to Developments. When requested by the Company, Employee agrees to sign all papers, including, without limitation, copyright applications, trademark applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, in its sole discretion, may deem necessary or desirable in order to protect its rights and interest in any Development.

            8.3 Non-Competition.

                  (a) During the Employment period and for a period of two years after Employee's employment is terminated, for any reason, by the Company or the Employee, the Employee will not, without the Company's prior written approval, directly or indirectly:

                        (i) recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company to terminate his or her employment or consulting relationship with, or otherwise cease their relationship with, the Company; or

                        (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company. For purposes of this Agreement, a prospective client, customer or account is any individual or entity whose business is solicited by the company, proposed to be solicited by the Company, or who approaches the Company, with respect to possibly become a client, customer or account during the Employment Period; or

                        (iii) engage (whether for compensation or without compensation) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), in any business activity which competes with any business then being conducted by the Company or any business proposed to be conducted by the Company at the time of the termination of the Employee's employment with the Company.

                  (b) If any restriction set forth in this Subsection 8.3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to the extent only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

                  (c) The restrictions contained in this Subsection 8.3 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for these purposes. The Employee agrees that any breach of this Subsection 8.3 will cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company will have the right to equitable remedies, including, without limitation, specific performance and injunctive relief.

            8.4 Survival of Obligations. The obligations of the Employee under this Section 8 shall survive the termination of this Agreement.

      9.    Notices

            All notices under this Agreement must be in writing and must be delivered by hand or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

               If to the Company:        GreenMan Technologies, Inc.
                                         7 Kimball Lane, Building A.
                                         Lynnfield, Massachusetts 01940
                                         Attention: Maurice E. Needham

               with a copy to:
                                         Carl Barnes, Esq.
                                         Morse, Barnes-Brown & Pendleton, P.C.
                                         Reservoir Place
                                         1601 Trapelo Road
                                         Waltham, MA 02451

               If to the Employee:       To the address set forth below the
                                         signature of the Employee;

or to such other address as is specified in a notice complying with this Section
9. Any such notice is deemed given on the date delivered by hand or three days after the date of mailing.

      10.   Other Agreements

            The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

      11.   Miscellaneous

            11.1 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.

            11.2 Modification. This Agreement may not be amended or revised except by a writing signed by the parties.

            11.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by him.

            11.4 Captions. Captions have been inserted in this Agreement solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

            11.5 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable because of its duration or scope, the parties agree that the court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form is valid and enforceable to the full extent permitted by law.

            11.6 Governing Law. This Agreement is to be construed under and governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

            11.7 Dispute Resolution

                  a) Arbitration The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual negotiation shall be submitted to final and binding arbitration before the AAA, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with the AAA Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, in Suffolk County in the Commonwealth of Massachusetts. The parties will cooperate under the AAA and with one another in selecting an arbitrator from the AAA's panel of neutrals and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provision of this section, and any award made pursuant to this section, may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all reasonable costs, fees, and expenses, including attorney's fees, to be paid by the party against whom enforcement is ordered. Notwithstanding the foregoing, however, the arbitrator(s) shall not have the power to award indirect, consequential, punitive or exemplary damages.

                  b) Waiver of Right to Litigation in Court NOTICE: By initialing in the space below, you are agreeing to have all disputes, claims, or controversies arising out of or relating to this Agreement decided by neutral arbitration, and you are giving up any rights you might possess to have those matters litigated in a court or a jury trial. By initialing in the space below, you are giving up your judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary.

      We have read and understand the foregoing and agree to submission of all disputes, claims or controversies arising out of or relating to this Agreement to neutral arbitration in accordance with this Agreement.


--------------------                        ----------------------------
Company                                              Employee

      11.8 Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

         [The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                              GREENMAN TECHNOLOGIES, INC. ("Company")

                               By: /s/ Maurice E. Needham
                                   ----------------------
                                       Maurice E. Needham
                                       Chairman of the Board of Directors


                               By: /s/ Lew Boyd
                                   ------------
                                       Lew Boyd
                                       Chairman of the Compensation Committee


                              EMPLOYEE

                                   /s/ Lyle E. Jensen
                                   ------------------
                                   Lyle E. Jensen

                                   Lyle E. Jensen
                                   35760 Iodine Springs
                                   Wilomar, CA 92595